CFO Employment Agreement

Party A (Employer): Xiangtian (USA) Air Power Co. Ltd.
Legal Representative: Zhou Deng Hua
Address: No. 6 Longda Road Yanjiao Development Zone
Sanhe City, Hebei Province, China 065201

Party B (Employee): CHIU Kam Shing Paul
Flat 22E Peaceful Mansion, Discovery Bay, Hong Kong.

Through amiable negotiation, Party A and Party B reach the following agreement, under the Laws and regulations of the People’s Republic of China and other relevant laws , specifying that Party A will employ Party B as the Chief Financial Officer (CFO) of Xiangtian (USA) Air Power Co. Ltd. and its subsidiaries, including but not limited to Sanhe City Lucksky Electrical Engineering Co., Ltd. In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

I.     Position

To assist Party A in meeting its listed company reporting requirements and further development, Party B is employed as CFO of Party A.

II.    Remuneration and Welfare

(i) Party A adopts a fixed salary system for this position. Within the term of the Employment Agreement, Party A shall pay Party B RMB 66,000/month at regular intervals and, at the discretion of the Board of Directors, grant Party B year-end bonus and other welfares by referring to both the company and personal performances.

(ii) Party A shall reimburse Party B the traffic, accommodation and other expenses in the performance of Party B's duties upon presentation of receipts in accordance with the policies of Party A.

(ii) Party B is entitled to enjoy all the holidays precribed by national laws.

III.   Work Time

(i) Party B is not required to work in the office of Party A for a fixed time every day, but is required to work in the office at least five business days per month.

(ii) Party B may be asked to extend resonable amount of work time due to the special work needs.

(iii) Provided that there are other circumstances prescribed by laws and administrative regulations regarding the extension of work time, it supersedes the provisions of the preceding paragraph.

IV.    Term of Contract

The term of employment is one year starting from January 1st, 2017 to December 31st, 2017.

V.    Responsibilities

Within the valid term of this contract, in accordance with this Contract and relevant policiesof Party A, Party B shall perform its responsibilities as follows:

(i) Analysis and forecast of the project costs and future profitability of Party A;

(ii) Organize Party A to conduct financial management, cost management, budget management, financial accounting, financial control, audit supervision, inventory control, setting up and supervision of internal control systems, etc., aiming at enhancing the company's financial management and improving its economic benefits;

(iii) Participate in preparing the annual budget and adjust the seasonal budgets, collect and verify the monthly budgets submitted by various departments, convene and preside over the cost and benefits analysis meetings of the monthly budgets of Party A;

(iv) Be responsible for setting up and implementing critical internal audit and internal control activities;

(v) Updatethe Company's financial conditions, operation results and fund changes, and report the work to the board and the general manager on a timely basis;

(vi) Preside over the preparation of the rules, policies and work procedures concerning financial management, financial accounting, accounting supervision, budget management, audit supervision and inventory management, setting up the implementation of such rules, policies and work procedures, and supervision of the performance;

(vii) Organize and set up procedures to comply with relevant financial and economic laws, regulations, guidelines, policies and systems, executive the requisite adjustments on the Chinese and American financial statements, ensure the lawful operation of the company and protect theinterest of shareholders;

(viii) Ensure proper procedures are complied with for the cash withdrawals from banks under relevant regulations;

(ix) Be responsible for verifying and signing the Company budgets, financial income and expense plans, cost plans, credit programs, financial reports, final accounting statements, significant business plans involving income and expenses, and counter signing contracts and agreements of significant amounts;

(x) Participate in the decision making and planning of the Company financing, investment, significant economic activities and in the study and examination of major contracts or agreements, and in the analysis and decision making of significant financial matters;

(xi) Ensure proper procedures in carrying out various administrative functions within the financial system so as to improve the work efficiency and enhance the team work;

(xii) Set up proper procedures for the custody and regular filing of the documents, materials and recordings of the financial system;

(xiii) Ensure proper procedures for preserving confidentiality; (xiv) Represent the Company to promote good business relationships with related outside departments and entities;

(xv) Unify a plan for the use of Company’s cash flow;

(xvi) Assist in preparation of and ensure compliance of Party A’s financial statements in accordance with the securities laws of the United States, participate in the preparation of filings in compliance with such laws and provide such certifications to these filings as may be required by such laws; (xvii). Ensure preparation and filing of Party A’s tax returns.

VI. Labor Protection and Conditions

(i)(i) Party A shall provide Party B with with labor safety, hygienic conditions and necessary labor protection products in accordance with national regulations. Party B may refuse to carry out instruction from Party A’s management which is illegal, reckless and dangerous; Party B has the right to criticize, report, and accuse the Party A’s action which isharmful to Party B’s personal health and safety.

VII. Obligations and Rights of Parties

(i) Rights and obligations of Party A:

Within the term of contract, Party A has the following rights:

1.	Arrange financial-related work, allocate specific tasks, based on the actual needs of Part A’s daily business.

2.	Supervise and inspect the work of Party B;

3.	Award Party B when Party B has made outstanding progress or significant contributions to Party A; punish Party B or terminate this agreement when Party B violates Party A’s policies.

(ii) Obligations of Party A:

1. Pay salary to Party B in time and in full;

2. Grant Party B reasonable welfares as regulated;

3. Provide necessary work condition for Party B;

4. Maintain Party B’s lawful rights and interests in the performance of Party B's duties .

(iii) Rights and obligations of Party B:

Within the term of contract, Party B has the following rights: ..

1. Get paid as regulated;

2. Put forward plans and suggestions on the financial management of Party A.

(iv) Obligations of Party B:

1. Perform the duties for CFO by law and finish the tasks arranged by Party A in a timely manner

2. Comply with all rules, directives and policies of Party A; 33. Keep confidential of all documents, materials, infomation and other business secret of Party A that Party B obatinsand never disclose such information to others;

4. Shall not work as a personnel, consultant or a part-time employee at any entity other than Party A in the name of himself/herself, or engage in any business that conflicts with the interests of Party A. Notwithstanding the foregoing, Party B is permitted to serve as an independent director for another public company so long as the company does not engage in any business that is in competition with Party A, and so long as Party B’s services to that company do not interfere with his duties to the Party A.

4. Complete the tasks arranged by Party A in time;

5. Actively follow the job transfer arrangment by superiors;

6. Protect the property of Party A;

7. Comply with relevant national and local policies.

VIII. Change and Termination of the Agreement

(i) In case of any necessary change to the Contract for other factors, both parties shall negotiate with each other to change the Employment Agreement. The new contract or provisions will come into effect with the official stamp or signature of both parties;

(ii) In case of any of the following situations, Party A is entitled to terminate this Employment Agreement unilaterally at any time;

1. Party B fails to finish various tasks under this Agreement in time and effectively;

2. Party B is unable to be t contacted for a long time (over three days) or postpones his or her duties with no proper reason;

3. Party B violates the work stipulation or the operation rules, causing accident or acts in dereliction of duty casusing severe consequences;

4. Party B disturbs the work order severely causing Party A and other organizations unable to engage in normal business;

5. Party B is sentenced to a fixed-term imprisonment or above penalties, or taken into custody, or forced to receive reeducation through labor.

(iii) In case of any following situations, Party A is entitled to terminate this Employment Agreement with written notice to Party B at least thirty days in advance:

1. Party B is sick or suffered from a non work-related injury, and unable to undertake the previous work and other work arranged by Party A after the completion of medical treatment;

2. Party B is incompetent for the position of CFO or fails to follow the directive of the Board of Directors or Chief Executive Officer of Party A.

3. In case of significant changes to the objective factors on which this Agreement was based for conclusion causing this Agreement unable to continue, and after amiable negotiation, both parties fail to reach a consensus for an amendment to this Agreement.

(iv) Party A is entitled to terminate this Agreement without any reason with written notice to Party B at least 60 days in advance;

(v) In case of any following situations, Party B is entitled to inform Party A at any time to terminate this Agreement:

1. Party A fails to pay Party B salary or provide the labor condition under this Agreement;

2. Party A forces Party B to work through violence, threats or illegal restriction of his or her personal freedom;

3. Other situations prescribed by law or regulations.

(vi) In case of any following situations, this Employment Agreement will be terminated automatically:

1. Party A declares bankruptcy by law;

2. Party A is dissolved or revoked by law;

3. Party B is dead;

4. In case Party B terminates this Employment Agreement, he or she shall inform Party A in written form at least thirty days in advance.

(vii) Immediately upon the request of Party A after the termination of this Employment Agreement, Party B shall immediately surrender various relevant documents, materials and financial documents, , start the business handover procedures, and stop performing his or her CFO duties.

IX. Liability for Breach of the Agreement

(i) Legal liability of Party A:

In case Party A deducts or delays the salary to Party B, besides making up the salary in full within regulated time, Party A shall pay Party B an extra 25% of his or her past due salary as economic compensation.

(ii) Legal liability of Party B:

In case Party B terminates this Employment Agreement against the provisions herein, Party B shall make compensation for Party A for its losses as follows:

1. The expenses for hiring Party B;

2. The training expenses that Party A paid;

3. Direct economic losses caused to the production, operation or work.

X. Annex

(i) All special agreements, amendments to this Employment Agreement and rules and policies of Party A agreed by both parties are attachments to this Agreement with equal force.

(ii) Any amendment, extension or termination of this Agreement shall follow the Laws of the People’s Republic of China;

(iii) For any labor dispute occurred in the process of agreement performance, both parties shall negotiate with each other for solutions. In case the negotiation fails, either party is entitled to apply to the Party A’s Labor Dispute ediation committee for mediation or to the Labor Dispute Arbitration Committee of Party A’s place for arbitration. In case of no objection to the arbitration award, both parties shall follow it. Otherwise, either party is entitled to apply to the People’s Court for setting aside the award.

(iv) In case of any unaccomplished issues, the national or local provincial laws, rules and regulations as well as the policies that Party A in accordance to the law shall apply;

This Agreement is made in both Chinese and English versions, in case of any difference between the Chinese version and the English version, the Chinese version shall apply.

(v) This Agreement will come into effect from the date of signature by both parties. It is made in duplicates with each party holding one copy.

Party A (employer):
Legal Representative:
Address:

Party B (employee):